Exhibit 99.1

CONTACT:

Mackenzie Aron, VP Investor Relations

(407) 906-6262

investor@taylormorrison.com

Taylor Morrison Reports Second Quarter 2025 Results

SCOTTSDALE, Ariz., July 23, 2025—Taylor Morrison Home Corporation (NYSE: TMHC), a leading national land developer and homebuilder, announced results for the second quarter ended June 30, 2025. Reported net income was $194 million, or $1.92 per diluted share, while adjusted net income was $204 million, or $2.02 per diluted share.

Second quarter 2025 highlights (as compared to the year-ago period):

•	Home closings revenue of $2.0 billion, up 2%

•	3,340 closings, up 4%, at an average price of $589,000, down 2%

•	Home closings gross margin of 22.3% and adjusted home closings gross margin of 23.0%

•	90 basis points of SG&A expense leverage to 9.3% of home closings revenue

•	Net sales orders of 2,733, down 12%

•	Monthly absorption pace of 2.6 per community, down from 3.0

•	Ending active selling communities of 345, down 1%

•	85,051 homebuilding lots owned and controlled

•	60% controlled off balance sheet, up from 57%

•	Total homebuilding land spend of $612 million, of which 43% was development related

•	Repurchased 1.7 million common shares for $100 million

•	Total liquidity of $1.1 billion

“In the second quarter, we met or exceeded our guidance on substantially all key metrics despite the unique environment. Our performance reflects our diversified product portfolio that serves a broad and well-qualified consumer set with to-be-built and spec offerings, concentrated in core locations. Especially in volatile markets, this balanced strategy is a valuable differentiator that we believe contributes to greater financial resiliency,” said Sheryl Palmer, Taylor Morrison CEO and Chairman.

“In the current sales environment where competitive pressures, especially for spec homes, have intensified, our overall bias between pace and price leans more heavily towards price, and ultimately margin and returns, given the value of our attractive land positions, desirable communities and discerning customers. We continue to believe that our strong emphasis on working with each customer—hand in hand with our Taylor Morrison Home Funding team—to personalize incentives is the most effective way to create value for both our buyers and our company. The success of this approach is evident in our home closings gross margin,” said Palmer.

Palmer continued, “Taking a step back from the current sales environment, we believe the need for affordable, desirable new construction remains intact across our markets of operations given the aging of the population, migration patterns and evolving buyer preferences. We believe that our diverse portfolio is well positioned to serve this need in the years ahead. While the near-term outlook calls for a more patient growth trajectory as we prioritize capital efficiency and returns over volume, we strongly believe we have the platform and opportunity to jumpstart growth as market dynamics stabilize. In the meantime, with a healthy land pipeline already controlled and healthy balance sheet, we have flexibility to return capital to shareholders—on top of the roughly $2.0 billion we have invested in share repurchases since 2015. Across the business, our operating priorities are grounded in a disciplined model that we expect can generate mid-to-high teens returns on equity throughout the course of a cycle, including this year.”

Second Quarter Business Highlights (All comparisons are of the current quarter to the prior-year quarter, unless indicated.)

Homebuilding

•	Home closings revenue increased 2% to $2.0 billion, driven by a 4% increase in closings to 3,340 homes, partially offset by a 2% decline in average closing price to $589,000.

•	Home closings gross margin was 22.3% on a reported basis and 23.0% adjusted for inventory impairment and warranty charges.

•	Net sales orders declined 12% to 2,733. This was driven by a decline in the monthly absorption pace to 2.6 from 3.0 a year ago and a 1% decline in ending community count to 345 outlets.

•	As a percentage of gross orders, cancellations equaled 14.6%, up from 9.4% a year ago. As a percentage of beginning backlog, cancellations equaled 9.2%, up from 5.2% a year ago.

•	SG&A as a percentage of home closings revenue improved 90 basis points to 9.3% from 10.2% a year ago.

•	Backlog at quarter end was 4,461 homes with a sales value of $2.9 billion. Backlog customer deposits averaged approximately $47,000 per home.

Land Portfolio

•	Homebuilding land investment totaled $612 million, inclusive of $264 million for development and $348 million for lot acquisitions. Homebuilding land investment totaled $611 million a year ago.

•	Homebuilding lot supply was 85,051 homesites, of which 60% was controlled off balance sheet. This compared to total homesites of 80,677 a year ago, of which 57% was controlled.

•	Based on trailing twelve-month home closings, total homebuilding lots represented 6.4 years of supply, of which 2.6 years was owned.

Financial Services

•	The mortgage capture rate was 87% as compared to 89% a year ago.

•	Borrowers had an average credit score of 751 and average debt-to-income ratio of 40%.

Balance Sheet

•	At quarter end, total liquidity was approximately $1.1 billion, including $952 million of total capacity on the Company’s revolving credit facility.

•	The gross homebuilding debt to capital ratio was 24.2%. Including $130 million of unrestricted cash on hand, the net homebuilding debt-to-capital ratio was 22.9%.

•	The Company repurchased 1.7 million shares for $100 million. At quarter end, the remaining share repurchase authorization was $675 million.

Business Outlook

Third Quarter 2025

•	Home closings are expected to be between 3,200 to 3,300

•	Average closing price is expected to be approximately $600,000

•	GAAP home closings gross margin is expected to be approximately 22%

•	Ending active community count is expected to be between 340 to 345

•	Effective tax rate is expected to be approximately 25%

•	Diluted share count is expected to be approximately 100 million

Full Year 2025

•	Home closings are expected to be between 13,000 to 13,500

•	Average closing price is now expected to be between $595,000 to $600,000

•	GAAP home closings gross margin including impairment and certain warranty charges is now expected to be approximately 22.5%

•	Adjusted home closings gross margin excluding impairment and certain warranty charges is expected to be approximately 23%*

•	Ending active community count is now expected to be approximately 350

•	SG&A as a percentage of home closings revenue is expected to be in the mid-9% range

•	Effective tax rate is expected to be between 24.5% to 25.0%

•	Diluted share count is expected to be approximately 101 million

•	Homebuilding land acquisition and development investment is expected to be around $2.4 billion

•	Share repurchases are now expected to be at least $350 million

*

Adjusted home closings gross margin excludes inventory impairment and certain warranty charges realized in the first six months of 2025 and assumes no additional inventory impairment or warranty charges for the remainder of the year. Adjusted home closings gross margin is a non-GAAP financial measure. A reconciliation of our forward-looking adjusted home closings gross margin to the most directly comparable GAAP financial measure cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted.

Quarterly Financial Comparison

(Dollars in thousands)	Q2 2025	Q2 2024	Q2 2025 vs. Q2 2024
Total Revenue	$2,030,070	$1,991,053	2.0%
Home Closings Revenue, net	$1,966,100	$1,920,127	2.4%
Home Closings Gross Margin	$439,200	$457,421	(4.0%	)
	22.3%	23.8%	150 bps decrease
Adjusted Home Closings Gross Margin	$452,822	$459,746	(1.5%	)
	23.0%	23.9%	90 bps decrease
SG&A	$183,044	$196,735	(7.0%	)
% of Home Closings Revenue	9.3%	10.2%	90 bps leverage

Earnings Conference Call Webcast

Taylor Morrison will hold a conference call to discuss its results today at 8:30 a.m. ET. A live audio webcast of the conference call will be available on Taylor Morrison’s website at www.taylormorrison.com on the Investor Relations portion of the site under the Events tab. Call participants are asked to register for the event here to receive a unique passcode and dial-in information. The call will be recorded and available for replay on the Company’s website.

About Taylor Morrison

Headquartered in Scottsdale, Arizona, Taylor Morrison is one of the nation’s leading homebuilders and developers. We serve a wide array of consumers from coast to coast, including first-time, move-up and resort lifestyle homebuyers and renters under our family of brands—including Taylor Morrison, Esplanade and Yardly. From 2016 to 2025, Taylor Morrison has been recognized as America’s Most Trusted® Builder by Lifestory Research. Our long-standing commitment to sustainable operations is highlighted in our annual Sustainability and Belonging Report.

For more information about Taylor Morrison, please visit www.taylormorrison.com.

Forward-Looking Statements

This earnings summary includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words ““anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “will,” “can,” “could,” “might,” “should” and similar expressions identify forward-looking statements, including statements related to expected financial, operating and performance results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: inflation or deflation; changes in general and local economic conditions; slowdowns or severe downturns in the housing market; homebuyers’ ability to obtain suitable financing; increases in interest rates, taxes or government fees; shortages in, disruptions of and cost of labor; higher cancellation rates of existing agreements of sale; competition in our industry; any increase in unemployment or underemployment; the seasonality of our business; the physical impacts of climate change and the increased focus by third-parties on sustainability issues; our ability to obtain additional performance, payment and completion surety bonds and letters of credit; significant home warranty and construction defect claims; our reliance on subcontractors; failure to manage land acquisitions, inventory and development and construction processes; failure to develop and maintain relationships with suitable land banks; availability of land and lots at competitive prices; decreases in the market value of our land inventory; new or changing government regulations and legal challenges; our compliance with environmental laws and regulations regarding climate change; our ability to sell mortgages we originate and claims on loans sold to third parties; governmental regulation applicable to our financial services and title services business; the loss of any of our important commercial lender relationships; our ability to use deferred tax assets; raw materials and building supply shortages and price fluctuations, including as a result of tariffs; our concentration of significant operations in certain geographic areas; risks associated with our unconsolidated joint venture arrangements; information technology failures and data security breaches; costs to engage in and the success of future growth or expansion of our operations or acquisitions or disposals of businesses; costs associated with our defined benefit and defined contribution pension schemes; damages associated with any major health and safety incident; our ownership, leasing or occupation of land and the use of hazardous materials; existing or future litigation, arbitration or other claims; negative publicity or poor relations with the residents of our communities; failure to recruit, retain and develop highly skilled, competent people; utility and resource shortages or rate fluctuations; constriction of the capital markets; risks related to instability in the banking system; risks associated with civil unrest, acts of terrorism, threats to national security, the conflicts in Eastern Europe and the Middle East and other geopolitical events; the scale and scope of current and future public health events, including pandemics and epidemics; any failure of lawmakers to agree on a budget or appropriation legislation to fund the federal government’s operations (also known as a government shutdown), and financial markets’ and businesses’ reactions to any such failure; risks related to our substantial debt and the agreements governing such debt, including restrictive covenants contained in such agreements; our ability to access the capital markets; the risks associated with maintaining effective internal controls over financial reporting; provisions in our charter and bylaws that may delay or prevent an acquisition by a third party; and our ability to effectively manage our expanded operations.

In addition, other such risks and uncertainties may be found in our most recent annual report on Form 10-K and our subsequent quarterly reports filed with the Securities and Exchange Commission (SEC) as such factors may be updated from time to time in our periodic filings with the SEC. We undertake no duty to update any forward-looking statement, whether as a result of new information, future events or changes in our expectations, except as required by applicable law.

Taylor Morrison Home Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Home closings revenue, net	$1,966,100	$1,920,127	$3,796,168	$3,556,382
Land closings revenue	421	13,234	4,682	20,459
Financial services revenue, net	52,929	48,916	104,122	95,875
Amenity and other revenue	10,620	8,776	21,117	18,089

Total revenue	2,030,070	1,991,053	3,926,089	3,690,805
Cost of home closings	1,526,900	1,462,706	2,918,260	2,705,915
Cost of land closings	207	18,703	3,696	23,905
Financial services expenses	25,876	28,106	54,197	53,249
Amenity and other expenses	9,599	9,250	19,174	18,603

Total cost of revenue	1,562,582	1,518,765	2,995,327	2,801,672
Gross margin	467,488	472,288	930,762	889,133
Sales, commissions and other marketing costs	116,389	113,956	225,465	216,556
General and administrative expenses	66,655	82,779	134,203	150,343
Net income from unconsolidated entities	(326)	(2,628)	(2,301)	(5,379)
Interest expense, net	13,819	4,087	22,318	4,044
Other expense, net	7,688	6,877	9,245	7,472

Income before income taxes	263,263	267,217	541,832	516,097
Income tax provision	67,278	67,303	132,116	125,022

Net income before allocation to non-controlling interests	195,985	199,914	409,716	391,075
Net income attributable to non-controlling interests	(2,408)	(454)	(2,673)	(1,345)

Net income	$193,577	$199,460	$407,043	$389,730

Earnings per common share:
Basic	$1.94	$1.89	$4.05	$3.68
Diluted	$1.92	$1.86	$3.99	$3.61
Weighted average number of shares of common stock:
Basic	99,537	105,500	100,387	105,979
Diluted	100,923	107,249	102,015	107,961

Taylor Morrison Home Corporation

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	June 30, 2025	December 31, 2024
Assets
Cash and cash equivalents	$130,174	$487,151
Restricted cash	4,090	15

Total cash	134,264	487,166
Owned inventory	6,411,667	6,162,889
Consolidated real estate not owned	94,195	71,195

Total real estate inventory	6,505,862	6,234,084
Land deposits	352,395	299,668
Mortgage loans held for sale	220,210	207,936
Lease right of use assets	64,325	68,057
Prepaid expenses and other assets, net	449,971	370,642
Other receivables, net	240,998	217,703
Investments in unconsolidated entities	474,684	439,721
Deferred tax assets, net	76,248	76,248
Property and equipment, net	268,490	232,709
Goodwill	663,197	663,197

Total assets	$9,450,644	$9,297,131

Liabilities
Accounts payable	$311,578	$270,266
Accrued expenses and other liabilities	597,373	632,250
Lease liabilities	74,408	78,998
Income taxes payable	—	2,243
Customer deposits	211,486	239,151
Estimated development liabilities	4,365	4,365
Senior notes, net	1,471,333	1,470,454
Loans payable and other borrowings	456,725	475,569
Revolving credit facility borrowings	—	—
Mortgage warehouse facilities borrowings	171,319	174,460
Liabilities attributable to consolidated real estate not owned	94,195	71,195

Total liabilities	$3,392,782	$3,418,951
Stockholders’ equity
Total stockholders’ equity	6,057,862	5,878,180

Total liabilities and stockholders’ equity	$9,450,644	$9,297,131

Homes Closed and Home Closings Revenue, Net:

	Three Months Ended June 30,
	Homes Closed			Home Closings Revenue, Net			Average Selling Price
(Dollars in thousands)	2025	2024	Change	2025	2024	Change	2025	2024	Change
East	1,325	1,237	7.1%	$695,198	$691,129	0.6%	$525	$559	(6.1%)
Central	925	864	7.1%	481,786	480,522	0.3%	521	556	(6.3%)
West	1,090	1,099	(0.8%)	789,116	748,476	5.4%	724	681	6.3%

Total	3,340	3,200	4.4%	$1,966,100	$1,920,127	2.4%	$589	$600	(1.8%)

	Six Months Ended June 30,
	Homes Closed			Home Closings Revenue, Net			Average Selling Price
(Dollars in thousands)	2025	2024	Change	2025	2024	Change	2025	2024	Change
East	2,435	2,170	12.2%	$1,320,911	$1,232,859	7.1%	$542	$568	(4.6%)
Central	1,808	1,696	6.6%	959,280	952,554	0.7%	531	562	(5.5%)
West	2,145	2,065	3.9%	1,515,977	1,370,969	10.6%	707	664	6.5%

Total	6,388	5,931	7.7%	$3,796,168	$3,556,382	6.7%	$594	$600	(1.0%)

Net Sales Orders:

	Three Months Ended June 30,
	Net Sales Orders			Sales Value			Average Selling Price
(Dollars in thousands)	2025	2024	Change	2025	2024	Change	2025	2024	Change
East	1,147	1,160	(1.1%)	$588,529	$616,846	(4.6%)	$513	$532	(3.6%)
Central	731	815	(10.3%)	355,673	485,036	(26.7%)	487	595	(18.2%)
West	855	1,136	(24.7%)	599,036	767,925	(22.0%)	701	676	3.7%

Total	2,733	3,111	(12.2%)	$1,543,238	$1,869,807	(17.5%)	$565	$601	(6.0%)

	Six Months Ended June 30,
	Net Sales Orders			Sales Value			Average Selling Price
(Dollars in thousands)	2025	2024	Change	2025	2024	Change	2025	2024	Change
East	2,538	2,455	3.4%	$1,309,556	$1,393,707	(6.0%)	$516	$568	(9.2%)
Central	1,598	1,719	(7.0%)	805,035	963,455	(16.4%)	504	560	(10.0%)
West	1,971	2,623	(24.9%)	1,427,941	1,752,408	(18.5%)	724	668	8.4%

Total	6,107	6,797	(10.2%)	$3,542,532	$4,109,570	(13.8%)	$580	$605	(4.1%)

Sales Order Backlog:

	As of June 30,
	Sold Homes in Backlog			Sales Value			Average Selling Price
(Dollars in thousands)	2025	2024	Change	2025	2024	Change	2025	2024	Change
East	1,840	2,356	(21.9%)	$1,179,529	$1,641,116	(28.1%)	$641	$697	(8.0%)
Central	888	1,423	(37.6%)	514,330	875,064	(41.2%)	579	615	(5.9%)
West	1,733	2,477	(30.0%)	1,244,653	1,681,639	(26.0%)	718	679	5.7%

Total	4,461	6,256	(28.7%)	$2,938,512	$4,197,819	(30.0%)	$659	$671	(1.8%)

Ending Active Selling Communities:

	As of June 30,		Change
	2025	2024
East	135	122	10.7%
Central	95	106	(10.4%)
West	115	119	(3.4%)

Total	345	347	(0.6%)

Reconciliation of Non-GAAP Financial Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”), we provide our investors with supplemental information relating to: (i) adjusted net income and adjusted earnings per common share, (ii) adjusted income before income taxes and related margin, (iii) adjusted home closings gross margin, (iv) EBITDA and Adjusted EBITDA and (v) net homebuilding debt to capitalization ratio.

Adjusted net income, adjusted earnings per common share and adjusted income before income taxes and related margin are non-GAAP financial measures that reflect the net income/(loss) available to the Company excluding, to the extent applicable in a given period, the impact of real estate impairment charges inclusive of inventory impairment charges, impairment of investment in unconsolidated entities, pre-acquisition abandonment charges, certain warranty charges, gains/losses on land transfers to joint ventures, extinguishment of debt, net, and legal reserves or settlements that the Company deems not to be in the ordinary course of business and in the case of adjusted net income and adjusted earnings per common share, the tax impact due to such items. Adjusted home closings gross margin is a non-GAAP financial measure calculated as GAAP home closings gross margin (which is inclusive of capitalized interest), excluding inventory impairment charges and certain warranty charges. EBITDA and Adjusted EBITDA are non-GAAP financial measures that measure performance by adjusting net income before allocation to non-controlling interests to exclude, as applicable, interest expense/(income), net, amortization of capitalized interest, income tax provisions, depreciation and amortization (EBITDA), non-cash compensation expense, if any, real estate impairment charges inclusive of inventory impairment charges, impairment of investment in unconsolidated entities, pre-acquisition abandonment charges, certain warranty charges, gains/losses on land transfers to joint ventures, extinguishment of debt, net and legal reserves or settlements that the Company deems not to be in the ordinary course of business, in each case, as applicable in a given period. Net homebuilding debt to capitalization ratio is a non-GAAP financial measure we calculate by dividing (i) total debt, plus unamortized debt issuance cost/(premium), net, and less mortgage warehouse facilities borrowings, net of unrestricted cash and cash equivalents (“net homebuilding debt”), by (ii) total capitalization (the sum of net homebuilding debt and total stockholders’ equity).

Management uses these non-GAAP financial measures to evaluate our performance on a consolidated basis, as well as the performance of our segments, and to set targets for performance-based compensation. We also use the net homebuilding debt to total capitalization ratio as an indicator of overall financial leverage and to evaluate our performance against other companies in the homebuilding industry. In the future, we may include additional adjustments in the above-described non-GAAP financial measures to the extent we deem them appropriate and useful to management and investors.

We believe that adjusted net income, adjusted earnings per common share, adjusted income before income taxes and related margin, as well as EBITDA and Adjusted EBITDA, are useful for investors in order to allow them to evaluate our operations without the effects of various items we do not believe are characteristic of our ongoing operations or performance and also because such metrics assist both investors and management in analyzing and benchmarking the performance and value of our business. Adjusted EBITDA also provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, or unusual items. Because we use the net homebuilding debt to total capitalization ratio to evaluate our performance against other companies in the homebuilding industry, we believe this measure is also relevant and useful to investors for that reason. We believe that adjusted home closings gross margin is useful to investors because it allows investors to evaluate the performance of our homebuilding operations without the varying effects of items or transactions we do not believe are characteristic of our ongoing operations or performance.

These non-GAAP financial measures should be considered in addition to, rather than as a substitute for, the comparable U.S. GAAP financial measures of our operating performance or liquidity. Although other companies in the homebuilding industry may report similar information, their definitions may differ. We urge investors to understand the methods used by other companies to calculate similarly-titled non-GAAP financial measures before comparing their measures to ours.

A reconciliation of (i) adjusted net income and adjusted earnings per common share, (ii) adjusted income before income taxes and related margin, (iii) adjusted home closings gross margin, (iv) EBITDA and adjusted EBITDA and (v) net homebuilding debt to capitalization ratio to the comparable GAAP measures is presented below.

Adjusted Net Income and Adjusted Earnings Per Common Share

	Three Months Ended June 30,
(Dollars in thousands, except per share data)	2025	2024
Net income	$193,577	$199,460
Real estate impairment charges	6,754	9,107
Warranty charge	6,868	—
Legal reserves and/or settlements	—	6,290
Loss on extinguishment of debt, net	—	—
Tax impact of non-GAAP reconciling items	(3,481)	(3,878)

Adjusted net income	$203,718	$210,979

Basic weighted average number of shares	99,537	105,500
Adjusted earnings per common share - Basic	$2.05	$2.00
Diluted weighted average number of shares	100,923	107,249
Adjusted earnings per common share - Diluted	$2.02	$1.97

Adjusted Income Before Income Taxes and Related Margin

	Three Months Ended June 30,
(Dollars in thousands)	2025	2024
Income before income taxes	$263,263	$267,217
Real estate impairment charges	6,754	9,107
Warranty charge	6,868	—
Legal reserves and/or settlements	—	6,290

Adjusted income before income taxes	$276,885	$282,614

Total revenue	$2,030,070	$1,991,053
Income before income taxes margin	13.0%	13.4%
Adjusted income before income taxes margin	13.6%	14.2%

Adjusted Home Closings Gross Margin

	Three Months Ended June 30,
(Dollars in thousands)	2025	2024
Home closings revenue, net	$1,966,100	$1,920,127
Cost of home closings	1,526,900	1,462,706

Home closings gross margin	$439,200	$457,421
Inventory impairment charges	6,754	2,325
Warranty charge	6,868	—

Adjusted home closings gross margin	$452,822	$459,746

Home closings gross margin as a percentage of home closings revenue	22.3%	23.8%
Adjusted home closings gross margin as a percentage of home closings revenue	23.0%	23.9%

EBITDA and Adjusted EBITDA Reconciliation

	Three Months Ended June 30,
(Dollars in thousands)	2025	2024
Net income before allocation to non-controlling interests	$195,985	$199,914
Interest expense, net	13,819	4,087
Amortization of capitalized interest	25,773	28,303
Income tax provision	67,278	67,303
Depreciation and amortization	1,905	3,450

EBITDA	$304,760	$303,057
Non-cash compensation expense	8,015	6,072
Real estate impairment charges	6,754	9,107
Warranty charge	6,868	—
Legal reserves and/or settlements	—	6,290

Adjusted EBITDA	$326,397	$324,526

Total revenue	$2,030,070	$1,991,053
Net income before allocation to non-controlling interests as a percentage of total revenue	9.7%	10.0%
EBITDA as a percentage of total revenue	15.0%	15.2%
Adjusted EBITDA as a percentage of total revenue	16.1%	16.3%

Debt to Capitalization Ratios Reconciliation

(Dollars in thousands)	As of June 30, 2025	As of March 31, 2025	As of June 30, 2024
Total debt	$2,099,377	$2,083,599	$2,150,021
Plus: unamortized debt issuance cost, net	5,737	6,177	7,496
Less: mortgage warehouse facilities borrowings	(171,319)	(175,741)	(276,205)

Total homebuilding debt	$1,933,795	$1,914,035	$1,881,312
Total stockholders’ equity	6,057,862	5,957,524	5,526,542

Total capitalization	$7,991,657	$7,871,559	$7,407,854

Total homebuilding debt to capitalization ratio	24.2%	24.3%	25.4%

Total homebuilding debt	$1,933,795	$1,914,035	$1,881,312
Less: cash and cash equivalents	(130,174)	(377,815)	(246,845)

Net homebuilding debt	$1,803,621	$1,536,220	$1,634,467
Total stockholders’ equity	6,057,862	5,957,524	5,526,542

Total capitalization	$7,861,483	$7,493,744	$7,161,009

Net homebuilding debt to capitalization ratio	22.9%	20.5%	22.8%